GEMINOSE VIDEO GAME
PUBLISHING AGREEMENT

THIS PUBLISHING AGREEMENT (the "**Agreement**") is entered into this 17th day of August, 2020 ("**Effective Date**"), by and between Ultimas, Inc., a Delaware corporation, whose address is 420 Lexington Avenue, Suite 2320, New York, NY 10170 ("Ultimas"), and Silver Bullet Studios Ltd., a limited corporation organized and existing under the laws of the United Kingdom with an address 1 Kings Avenue, London N21 3NA ("**License Holder**").

RECITALS

WHEREAS, License Holder owns or controls all rights, title and interests to the property listed in Exhibit A, including the Video Game (as defined in Exhibit A), and such other titles as may be subsequently added upon mutual written consent of the parties (the "**Property**"); and

WHEREAS, Ultimas is desirous of acquiring from the License Holder certain rights and permission to use, distribute, display, and otherwise exploit the Video Game, in both physical and downloadable formats, through digital distribution networks and physical retail channels or partners pursuant to a separate agreement with the Midnight City label.

WHEREAS, License Holder is fully authorized and is willing to grant such rights to Ultimas, and Ultimas and License Holder have agreed to the terms and conditions on which Ultimas shall acquire such rights.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows:

1. LICENSE GRANT

A. License Holder hereby grants to Ultimas, for the Term of this Agreement (as hereinafter defined), and subject to this Agreement's terms and conditions, the limited, exclusive right to copy, distribute, market, display and sell and to sublicense the right to do any of the foregoing, on a worldwide basis, the Video Game via digital distribution networks and physical retail channels (the "**Licensed Rights**").

B. The Licensed Rights shall include the right to do and/or cause the following:

1. display, describe, and/or license the Video Game by and through electronic software download and physical retail channels only and to negotiate with digital distribution networks for the such purpose; and

2. for marketing purposes only, to display and broadcast the Video Game or any adaptation or extract thereof, by means of on-line service, such as YouTube by way of example or any analogous process whether now known or hereinafter devised.

3. To the extent that Ultimas sublicenses any of its Licensed Rights hereunder, such sublicense shall automatically terminates upon the termination of this Agreement and Ultimas shall be liable to License Holder for any breach of this Agreement by the sublicensee.

C. License Holder exclusively retains all rights, title and interest in and to the Property and Video Game that are not expressly licensed to Ultimas under this Agreement, including without limitation all intellectual property rights, rights in designs, characters, rights in computer software, in each case whether registered or not, and all other rights of whatever nature whether now known or in the future created in the Property or the Video Game and other materials derived from the development, display, distribution or sale of the Video Game. All goodwill associated with the Video Game or the Property generated under this Agreement shall inure exclusively to and for the benefit of License Holder. Ultimas agrees not to dispute or challenge, or assist any person in disputing or challenging, License Holder's rights in and to the Property (including the Video Game), the validity of any trademark, copyright, or patent, and any applications therefor which may have been or may be filed in the future, relating to the Property. Ultimas hereby waives any moral rights in and to the Video Game and/or the Property it may have in connection with the exercise of its rights hereunder.

D. Ultimas shall not, during the Term or thereafter, directly or indirectly (i) do, omit to do, or permit to be done, any act which will or may dilute the Property, or tarnish or bring into disrepute the reputation of or goodwill associated with the Property or License Holder, or which will or may invalidate or jeopardize any registration of any rights in and to the Property or any element thereof; or (ii) apply for, obtain, or assist any person or entity in applying for or obtaining any registration of any copyright, patent, trademark, or other designation, or take any other action, which would or may affect ownership of the Property.

E. Ultimas agrees to pay a one-time payment of USD $115,000.00 (the "Advance Payment") to the License Holder upon the execution of the Agreement, which is recoupable first from Net Sales under Section 3.

F. In addition, Ultimas agrees to pay a one-time fee of USD $85,000.00 (the "Second Advance Payment") to the License Holder upon the commercialization of the Video Game on the Sony PlayStation platform and Microsoft Xbox platform, as stated in Section 9 hereunder. The Second Advance is recoupable from Net Sales under Section 3.

2. TERM OF THE AGREEMENT

Unless terminated otherwise by either party under Section 7 hereunder, this Agreement shall be effective until May 28, 2024 (the "**Original Term**"). The Term will be automatically extended for an additional two (2) year period if the total Royalties paid to License Holder during the Original exceeds $4,000,000 USD (the "**Minimum Term Royalty**"). The Original Term and extension shall be defined herein as the "**Term**." For purposes of determining the Minimum Term Royalty, the Advance Payment and Second Advance Payment paid to the License Holder shall be deemed to be part of the Royalties paid to License Holder.

3. ROYALTIES

A. In consideration for the Licensed Rights granted hereunder, Ultimas shall pay License Holder a royalty in the percentages as shown on Exhibit A of the Net Sales of the Video Game (the "**Royalty**"). The Royalty shall be paid in USD unless otherwise agreed by the parties. License Holder's portion of the Broker Fee, as defined below, shall be deducted from the Royalty due to License Holder.

B. The Royalty shall be calculated on a calendar quarterly basis ("**Royalty Period**") and shall be payable no later than forty-five (45) days after the end of the preceding Royalty Period, i.e., commencing on the first (1st) day of January, April, July, and October, except that the first and last calendar quarters may be "short," depending on the effective date of this Agreement.

D. For each Royalty Period, Ultimas shall provide License Holder with a written statement with sufficient detail to permit License Holder to verify the calculation of the Royalty shown to be payable to License Holder. Such statements shall be furnished to License Holder regardless of whether any Video Game were sold during the Royalty Period or whether any actual Royalty was payable.

E. License Holder agrees that if the Royalty payable to License Holder is less than $2,500.00, then Ultimas will have no obligation to pay the Royalty and the amount will be carried over to the next Royalty Period. No Royalty payment shall be due until Ultimas recoups the Advance Payment plus the Second Advance Payment (provided that the Second Advance Payment has been made).

F. License Holder agrees that License Holder and Ultimas shall evenly split a fee equal to five percent (5%) of net sales and advances, which is payable to Mr John Nee as a fee in connection with this Agreement (the "Broker Fee").

G. "Net Sales" shall mean gross revenues actually received by Ultimas and its affiliates and subsidiaries from the exploitation of the Video Game, less, where applicable, (i) taxes, including Value Added Tax (VAT), (ii) chargebacks and reserves against returns and chargebacks held by third parties, and (iii) actual amounts paid to or retained by third party digital distributors networks in connection with the sale or distribution of the Video Game, such as amounts paid to or withheld by Steam, Nintendo, or other similar digital-based stores or platforms.

4. RECORD INSPECTION AND AUDIT

A. Ultimas shall keep complete and accurate books and records covering all matters and transactions relating to this Agreement. During the Term of this Agreement, and for a period of two (2) years thereafter, License Holder shall have the right, not more than one time each calendar year, upon reasonable notice, to inspect Ultimas' books and records for the purpose of verifying the accuracy of accounting statements provided to License Holder in Section 3 hereunder. License Holder may appoint an independent auditor to conduct the inspection

provided that the auditor is not engaged on a contingent fee basis. Reasonable efforts shall be made to coordinate efforts for audits at both parties' mutual convenience.

B. In the event that any inspection reveals an undisputed underpayment by Ultimas of the actual Royalty owed License Holder, Ultimas shall pay the difference within five (5) business days. If such underpayment be in excess of ten percent (10%) for any Royalty Period that is the subject of an audit, Ultimas shall also reimburse License Holder for its reasonable out-of-pocket cost of such audit.

5. WARRANTIES AND OBLIGATIONS

A. Each of the parties represents and warrants to the other that (i) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation or organization; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the party; and (iv) when executed and delivered by such party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

B. Ultimas will use commercially reasonable efforts to promote, market, sell and distribute the Video Game. It is understood and agreed that Ultimas has an obligation to promote and advertise the Video Game with a minimum of USD $300,000.00 actual out of pocket marketing commitment. For clarification purpose, the aforementioned marketing commitment is not recoupable against the Royalty payment owed to License Holder hereunder. Ultimas, alone, will determine how the Video Game will be distributed, marketed, pricing, trade support and customer support, and the use of marketing funds; and Ultimas makes no promises as to sales results that may be achieved from its exploitation during the Term. Notwithstanding the previous sentence, Ultimas will make commercially best efforts to promote and market the Video Game.

C. The License Holder further represents and warrants that to the best of its knowledge, the Video Game and Ultimas' exploitation of the Video Game as permitted hereunder does not and will not infringe any rights of any third party. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5.B., LICENSE HOLDER MAKES NO REPRESENTATION, WARRANTY, OR GUARANTEE WITH RESPECT TO THE LICENSED PROPERTY OR THE VIDEO GAME, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT AND WARRANTIES THAT MAY ARISE OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

D. Ultimas further represents and warrants that (i) it shall comply with all applicable laws, including those relating to data protection, consumer protection, advertising, export laws, and other similar laws, and all applicable industry standards and regulations relating or pertaining to the advertising, promotion, sale, and distribution of the Video Game; and (ii) will ensure that any new version of the Video Game (as permitted under the terms of this Agreement), including any

updates, fixes, or plugs, created by Ultimas, solely or jointly with any third party, in connection with this Agreement are and will be wholly original or fully cleared by Ultimas, who will obtain all required authorizations, consents, and releases and will pay all required compensation to third parties, and that such new versions will not violate or infringe any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other right of any third party

E. License Holder shall use its best efforts to maintain its right to the Property and/or the Video Game.

F. License Holder represents and warrants that the Video Game has been approved by Nintendo for publishing on the Nintendo Switch platform. The written approval by Nintendo is attached hereto as Schedule A.

G. License Holder shall promptly update the source code of the Video Game to assure that the Video Game will operate properly on the Sony Play Station and Microsoft Xbox platforms.

H. Upon the execution hereof, License Holder shall deliver to Ultimas, the "Gold Master" of all the Video Game will include latest software versions (in source code and object code forms), updates, patches, bug fixes, documentation and all related files including all graphics and music.

6. CREDITS

A. Ultimas shall have the right to publish, advertise, announce, and use in any manner or medium, the name, and approved images from the Video Game, in connection with any exercise of Ultimas' rights hereunder, provided that such use shall not constitute an endorsement of any product or service other than the Video Game.

B. Ultimas agrees to credit, in an industry standard manner, both Silver Bullet Studios Ltd. and Starbreeze Studios AB in any and all Video Game products and marketing materials in the forma and format provided by License Holder.

7. TERMINATION

A. Either party may terminate this Agreement on thirty (30) days' written notice to the other party in the event of an material breach of any provision of this Agreement by the other party, provided that, during the thirty (30)-day period, the breaching party fails to cure such breach.

B. This Agreement shall automatically terminate in the event that License Holder no longer holds the rights into the Property and/or the Video Game.

C. Upon termination of this Agreement for any reason:

1. the license and rights granted to Ultimas under this Agreement will immediately terminate, and Ultimas will immediately cease exercising those rights;

2. Ultimas will immediately, at License Holder's option: (i) remove the Video Game from all digital or online distribution channels or platforms through which Ultimas distributes or makes available the Video Game; or (ii) take all actions that License Holder may require on order for License Holder to take over the distribution of the Video Game on those digital distribution channels or platforms;

3. Ultimas will promptly, and in any event no later than 30 days after this Agreement terminates, report and pay to the License Holder all Royalty payments owed to License Holder hereunder, and any accrued interest (if any), that are payable for activities up to the termination date;

5. Sections 4, 8, 10 and 12 through 17 of this Agreement, and all other provisions necessary to give effect to this Agreement, will survive termination; and

8. INFRINGEMENTS

A. Ultimas will promptly notify License Holder if Ultimas becomes aware potential infringement by any other person or entity on any of License Holder's Property, or the Video Game, or of any claims of infringement by any third party against Ultimas or License Holder. Any lawsuit or negotiations shall be controlled solely by, and at the expense of, License Holder, which shall be entitled to retain all sums recovered as a result of such suit or negotiations.

B. Ultimas agrees to fully cooperate, at License Holder's sole expense, with License Holder in the prosecution or defense of any such claims.

9. NEW VERSIONS

License Holder agrees that Ultimas may, at its own discretion and cost, commence the development of additional port(s) of the Video Game specifically designed to sell on the Sony PlayStation and Microsoft Xbox platforms, or any other such platforms as may be agreed upon between the parties. Any such additional port(s) of the Video Game shall be considered as the part of the "Video Game" and subject to the same Royalty as described in Exhibit A. License Holder shall provide Ultimas with information and technical support as reasonably requested by Ultimas in connection with the porting of the Video Game to a new platform.

10. INDEMNITY, LIMITATION OF LIABILITIES & INSURANCE

A. Ultimas agrees to defend, indemnify, and hold License Holder , assignees, officers, directors, agents, and employees harmless against all costs, expenses, and losses (including reasonable attorneys' fees and costs) arising out or related to (i) any claims of third parties based on the manufacture, sale, promotion or distribution of the Video Game by Ultimas including, but not limited to, actions founded on product liability and claims based upon infringement of any intellectual property right; (ii) any breach by Ultimas of its representations, warranties or agreements hereunder; or (iii) any gross negligence or willful misconduct of Ultimas. This

indemnity shall not apply to any claim for which License Holder indemnifies Ultimas under Section 10.B.

B. Subject to Section 10.C, License Holder agrees to defend, indemnify, and hold Ultimas, and its licensees, assignees, officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) arising out or related to (i) any claims of third parties against Ultimas alleging that the manufacture, sale, promotion or distribution of Video Game infringe any intellectual property right of any third party, (iii) breach of License Holder's representations and warranties hereunder, or (iii) any gross negligence or willful misconduct of License Holder.

C. If the Video Game is subject of any claim of infringement, Ultimas will promptly notify License Holder, and License Holder may, at its sole discretion and cost: (i) modify the Video Game so that it becomes non-infringing; or (ii) procure for Ultimas the right to continue the activity that gave rise to the infringement claim.

D. LICENSE HOLDER WILL NOT BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, LIQUIDATED, SPECIAL, OR EXEMPLARY DAMAGES OR PENALTIES, INCLUDING LOSSES OF BUSINESS, REVENUE, OR ANTICIPATED PROFITS, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER LICENSE HOLDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSE HOLDER MAXIMUM LIABILITY SHALL BE LIMITED TO ALL ROYALTY PAYMENTS RECEIVED BY LICENSE HOLDER HEREUNDER IN THE 12 MONTH PERIOD DIRECTLY PRECEEDING THE CLAIM.

E. Ultimas shall maintain general liability and errors and omissions insurance with a policy coverage of at least One Million United States Dollars (US $1,000,000) per occurrence and Three Million United States Dollars ($5,000,000) in the aggregate. License Holder and Starbreeze USA, Inc. must be an additional insured on such liability policy and it must provide that License Holder will be notified at least thirty (30) days prior to the cancellation or modification. Evidence of insurance shall be provided within thirty (30) days of the Effective Date.

11. NOTICES

A. Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service to the addresses set forth on the first page of this Agreement.

B. Either party may change the address to which notice or payment is to be sent by written notice to the other party pursuant to the provisions of this section.

12. JURISDICTION AND DISPUTES

A. This Agreement shall be governed by the laws applicable to the state of New York, without reference to its conflicts of laws rules.

B. All disputes hereunder shall be resolved in the applicable courts located in New York County, New York. The parties consent to the jurisdiction of such courts, agree to accept service of process by Fedex, and waive any jurisdictional or venue defenses otherwise available.

13. RELATIONSHIPE BETWEEN THE PARTIES & AGREEMENT BINDING ON SUCCESSORS

A. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party has authority to contract for or bind the other party in any manner whatsoever.

B. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

14. WAIVER

No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

15. SEVERABILITY

If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

16. ASSIGNABILITY

Ultimas may not assign, sublicense, or transfer this Agreement or any part of the rights granted herein to any person, firm or corporation without written permission from the License Holder, except that Ultimas may assign the Agreement to the successor of all or substantially all of Ultimas's business or assets in the event of a sale, merger or business reorganization

17. INTEGRATION

This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents that may be in conflict therewith.

18. CONFIDENTIALITY

The parties agree that any confidential or proprietary information disclosed by a party in whatever form or media (the "Information"), to the other party, shall be deemed confidential to the disclosing party. The receiving party shall (i) protect and safeguard the confidentiality of such Information, (ii) not use the Information, or permit it to be accessed or used, for any purpose

other than to exercise its rights or perform its obligations under this Agreement, and (iii) not disclose any such Information to any other person or entity unless expressly permitted by the disclosing party or pursuant to valid order issued by a court or governmental agency of competent jurisdiction and upon prompt notice to the disclosing party. Notwithstanding anything to the contrary contained herein, the provisions of this Section shall not apply to: (i) Information that is already in or enters into the public domain other than as a consequence of the breach of the terms of this Agreement, (ii) Information that is already properly and lawfully in the possession of the receiving party prior to its being furnished by the disclosing party; (iii) Information that becomes available to the receiving party on a non-confidential basis from a third party under no obligation of confidentiality; and (iv) Information that the receiving party developed independently without reference to or use of any Information, as evidenced by the receiving party books and records.

19. MARKETING & PUBLICITY

Ultimas agrees to provide License Holder for review and approval a copy of any announcement, statement, press release or other publicity relating to this Agreement or territories. If License Holder does not provide any feedback or comments on such announcement or marketing materials within 5 business days, such materials will be deemed accepted by License Holder.

20. COUNTERPARTS & ELECTRONIC SIGNATURE

This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

ULTIMAS, INC.

By:

Title: Acting President

Date: August 20, 2020

SILVER BULLET STUDIOS LTD. (“License Holder”)

By: Constantinos Lazouras

Title: Managing Director

Date: August 17th 2020

(Remainder of page left intentionally blank)

EXHIBIT A TO VIDEO GAME LICENSE AGREEMENT

"Property" collectively means the characters known as "Geminose" and the trademarks and other intellectual property rights and interests incorporated therein, or used in association therewith (including all renewals and extensions thereof), domain names, style, elements, characters, themes, images, designs, artwork, clips, drawings, footage, stills, one sheets, storyboards, renderings, and/or any photographic or other materials associated with Geminose and all products and products derivative therefrom, including video and computer games, online games, toys, jewelry, music, applications and all forms of merchandising and promotional products, to the extent such products or derivatives are derived from License Holder's Property. Property shall include Video Game.

Video Game	Percentage of Net Revenues To License Holder
Geminose: Animal Pop Stars (Nintendo Switch)	50%

Notwithstanding anything to the contrary contained herein, in the event Ultimas fails to launch market, , distribute or sublicense the Video Game within twelve (12) months of the Effective Date of this Agreement, then all rights in and to the Video Game shall automatically and immediately revert to the License Holder.

Initials of Ultimas: PG

Initials of License Holder: _CL_

Date: August 20, 2020

Date: __August17th 2020

SCHEDULE A

NINTENDO APPROVAL